Exhibit 99.1
Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Alpharma Inc.
440 U.S. Highway 22 East
Bridgewater, NJ 08807
We have audited the accompanying consolidated balance sheets of Alpharma Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpharma, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 17, in 2007 the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes,” effective January 1, 2007.
/s/ BDO Seidman, LLP
New York, New York
February 27, 2008

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$302,823	$113,163
Accounts receivable, net	130,246	107,847
Inventories	125,963	106,958
Prepaid expenses and other current assets	22,470	25,573

Total current assets	581,502	353,541

Property, plant & equipment, net	283,604	233,447
Intangible assets, net	248,673	160,922
Goodwill	119,192	117,655
Other assets and deferred charges	55,194	61,674

Total assets	$1,288,165	$927,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$11,032	$—
Accounts payable	57,903	50,180
Accrued expenses	121,717	96,303
Accrued and deferred income taxes	7,723	9,090

Total current liabilities	198,375	155,573
Long-term debt	300,000	—
Deferred income taxes	27,358	27,885
Other non-current liabilities	31,305	19,782

Total non-current liabilities	358,663	47,667

Commitments and contingencies (see Note 13)

Stockholders’ equity:
Class A common stock, $0.20 par value (authorized 75,000,000; issued 44,122,072 and 43,793,414 outstanding)	8,824	8,685
Class B common stock, $0.20 par value (authorized 15,000,000; issued 11,872,897)	2,375	2,375
Preferred stock, $1 par value (authorized 500,000)	—	—
Additional paid in capital	1,130,918	1,117,717
Accumulated deficit	(166,270)	(147,977)
Accumulated other comprehensive income	70,321	58,240
Treasury stock, at cost	(315,041)	(315,041)

Total stockholders’ equity	731,127	723,999

Total liabilities and stockholders’ equity	$1,288,165	$927,239

See Notes to Consolidated Financial Statements.

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2007	2006	2005

Total revenues	$722,425	$653,828	$553,617
Cost of sales	313,048	271,988	217,363

Gross profit	409,377	381,840	336,254

Selling, general and administrative expenses	271,944	250,069	213,323
Research and development	140,255	44,430	26,936
Asset impairments and other (income) expense	(3,528)	(8,259)	1,184

Operating income	706	95,600	94,811

Interest income (expense), net	9,291	16,453	(47,750)
(Loss) on extinguishment of debt	—	(19,415)	(7,989)
Other income (expense), net	(646)	(129)	4,706

Income from continuing operations before provision for income taxes	9,351	92,509	43,778
Provision (benefit) for income taxes	22,932	32,517	(18,398)

Income (loss) from continuing operations	(13,581)	59,992	62,176

Discontinued operations, net of taxes: (Note 3)
Income from discontinued operations	—	1,531	36,334
Gains from disposals	—	21,021	35,259

Income from discontinued operations	—	22,552	71,593

Net income (loss)	$(13,581)	$82,544	$133,769

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.32)	$1.12	$1.18
Income from discontinued operations	—	$0.42	$1.37

Net income (loss)	$(0.32)	$1.54	$2.55

Diluted
Income (loss) from continuing operations	$(0.32)	$1.11	$1.17
Income from discontinued operations	—	$0.41	$1.35

Net income (loss)	$(0.32)	$1.52	$2.52

See Notes to Consolidated Financial Statements.

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

					Accumulated
		Additional			Other		Total
	Common	Paid-In	Unearned	Accumulated	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Compensation	Deficit	Income (Loss)	Stock	Equity

Balance, December 31, 2004	$10,631	$1,073,921	$(7,443)	$(347,425)	$161,602	$(7,644)	$883,642

Comprehensive income:
Net income — 2005				133,769			133,769
Currency translation adjustment					(60,553)		(60,553)
Recognition of currency translation on sale of Generics business					(48,958)		(48,958)
Minimum pension liability, net					(4,239)		(4,239)

Total comprehensive income							20,019

Dividends declared ($.18 per common share)				(9,481)			(9,481)
Award of, and changes in, restricted stock	79	4,793	(4,872)				—
Amortization of restricted shares			4,320				4,320
Modification of restricted stock		2,349	2,600				4,949
Modification of stock options		3,271					3,271
Tax benefit realized from long-term incentive plan		1,818					1,818
Exercise of stock options (Class A)	120	4,997					5,117
Employee stock purchase plan	52	4,371	—	—	—	—	4,423

Balance, December 31, 2005	$10,882	$1,095,520	$(5,395)	$(223,137)	$47,852	$(7,644)	$918,078

Comprehensive income:
Net income — 2006				82,544			82,544
Currency translation adjustment					8,714		8,714
Minimum pension liabiltiy, net					292		292
Unrecognized loss on pensions (SFAS 158), net					(2,565)		(2,565)

Total comprehensive income							88,985

Dividends declared ($.14 per common share)				(7,384)			(7,384)
Stock option expense		2,383					2,383
Award of, and changes in, restricted stock, including amortization	(36)	2,461					2,425
Modification of restricted stock		193					193
Modification of stock options		288					288
Tax benefit realized from long-term incentive plan		3,757					3,757
Elimination of minimum pension liability, net (SFAS 158)					3,947		3,947
Exercise of stock options (Class A)	197	16,408					16,605
Employee stock purchase plan	17	2,102					2,119
Reclass for change in accounting presentation		(5,395)	5,395				—
Repurchase of B shares	—	—	—	—	—	(307,397)	(307,397)

Balance, December 31, 2006	$11,060	$1,117,717	$—	$(147,977)	$58,240	$(315,041)	$723,999

Comprehensive loss:
Net loss — 2007				(13,581)			(13,581)
Currency translation adjustment					12,817		12,817

Unrecognized loss on pensions, net					(736)		(736)

Total comprehensive loss							(1,500)

Adjustment for FIN 48				(4,712)			(4,712)
Stock option expense		1,777					1,777
Award of, and changes in, restricted stock, including amortization	60	3,848					3,908
Issuance of stock warrants		1,780					1,780
Exercise of stock options (Class A)	59	3,442					3,501
Employee stock purchase plan	20	2,354	—	—	—	—	2,374

Balance, December 31, 2007	$11,199	$1,130,918	$—	$(166,270)	$70,321	$(315,041)	$731,127

See Notes to Consolidated Financial Statements.

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Operating activities:
Net income (loss)	$(13,581)	$82,544	$133,769
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,984	45,750	91,194
Amortization of loan costs	1,012	250	2,168
Interest accretion on convertible debt	—	754	7,055
Amortization of restricted stock and stock options	5,625	4,844	4,320
Loss on extinguishment of debt	—	19,415	7,989
Net gain on pension curtailment	—	(7,542)	—
Gain on disposal of discontinued operations	—	(21,021)	(35,259)
Deferred income taxes	12,913	28,922	(38,070)
Other non-cash items	2,078	339	3,447
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(18,140)	(13,265)	9,210
(Increase) decrease in inventory	(12,666)	(10,804)	71,793
Decrease (increase) in prepaid expenses and other current assets	3,332	16,024	(15,689)
(Decrease) increase in accounts payable and accrued expenses	28,091	(36,158)	(28,432)
(Decrease) increase in taxes payable	(1,067)	(57,439)	32,128
Other, net	(10,590)	(9,680)	1,658

Net cash provided by operating activities	46,991	42,933	247,281

Investing activities:
Capital expenditures	(60,499)	(36,171)	(38,939)
Purchase of intangibles	(1,488)	(2,880)	(5,159)
Licensing activities	(100,261)	—	—
Acquisitions	(6,883)	(1,089)	—
Proceeds from sale of property	—	1,100	—
Proceeds from sales of businesses	—	40,100	804,421

Net cash provided (used) in investing activities	(169,131)	1,060	760,323

Financing activities:
Net advances (payments) under lines of credit	10,678	(35,715)	19,636
Purchase of Class B shares	—	(307,397)	—
Payment of call premium	—	(18,894)	—
Proceeds from issuance of convertible notes	292,772	—	—
Payment of senior long-term debt	—	(381,702)	(311,836)
(Decrease)/increase in book overdraft	1,037	(1,691)	(12,318)
Dividends paid	—	(9,840)	(9,481)
Proceeds from issuance of common stock	5,875	18,724	9,540
Tax benefits realized from stock option plans	—	3,757	1,818

Net cash used in financing activities	310,362	(732,758)	(302,641)

Net cash flows from exchange rate changes	1,438	1,730	(9,977)

Increase (decrease) in cash and cash equivalents	189,660	(687,035)	694,986
Cash and cash equivalents at beginning of year	113,163	800,198	105,212

Cash and cash equivalents at end of year	$302,823	$113,163	$800,198

See Notes to Consolidated Financial Statements.

ALPHARMA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)
1. The Company
     Alpharma Inc. and Subsidiaries, (the “Company”) is a global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products for humans and animals.
     On December 28, 2006, the Company purchased 100% of the outstanding shares of the Company’s Class B common stock from A.L. Industrier ASA (“Industrier”). Including related fees, the cost of repurchasing the B shares was $307,397. Through its ownership of the Class B common stock, Industier had voting power that provided it with effective control of the Company. Following the Class B share repurchase, control of the Company rests in the holders of the Class A shares acting by the majority applicable under Delaware law and Company’s charter documents (See Note 18).
     The Company’s businesses are organized in three reportable segments, as follows:
Pharmaceuticals
Active Pharmaceutical Ingredients (“API”)
Animal Health (“AH”)
     Pharmaceuticals markets two branded pharmaceutical prescription products, a pain medication sold in the U.S. under the trademark KADIAN and a prescription topical non-steroidal anti-inflammatory (“NSAID”) patch product sold in the U.S., as of January 2008, under the trademark FLECTOR Patch.
     API develops, manufactures and markets a range of antibiotic fermentation-based, and a chemically synthesized, active pharmaceutical ingredients that are used, primarily by third parties, in the manufacture of finished dose pharmaceutical products.
     AH develops, registers, manufactures and markets medicated feed additives (“MFAs”) and water soluble therapeutics for production animals, which include poultry, cattle and swine.
     On February 6, 2008, the Company announced that it had entered into an agreement to sell its Active Pharmaceuticals Ingredients business to certain investment funds managed by 3i, a global private equity and venture capital company (See Note 25).
2. Summary of Significant Accounting Policies and other matters
Basis of Presentation:
     The Consolidated Balance Sheets and Consolidated Statements of Operations have been presented for all periods to classify as Discontinued Operations, the Company’s worldwide human generics pharmaceutical business (the “Generics Business”, which was sold on December 19, 2005), and ParMed Pharmaceuticals, Inc. (“ParMed”, which the Company sold on March 31, 2006) (See Note 3). Consistent with Statement of Financial Accounting Standards (“SFAS”) No. 95, “Statement of Cash Flows”, the Consolidated Statements of Cash Flows have not been reclassified for activities of the discontinued operations.

     The Company has not reported its API business as an asset held for sale, or as discontinued operations, at December 31, 2007, as the applicable criteria in SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, were not met as of December 31, 2007 (See Note 25).
Principles of consolidation:
     The Consolidated Financial Statements include the accounts of the Company and its domestic and international subsidiaries. The effects of all significant intercompany transactions have been eliminated. Certain amounts have been reclassified to conform with the current year presentation.
Use of estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash equivalents:
     Cash equivalents include institutional money market funds and bank time deposits. All investments are highly liquid and, therefore, are available to the Company on a daily basis.
Accounts receivable and allowance for doubtful accounts:
     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance is based on historical write-off experience, current economic conditions and a review of individual accounts. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. A specific reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. There is no off-balance-sheet credit exposure related to the Company’s customers.
Inventories:
     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis for all inventories. The determination of market value to compare to cost involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Inventory determined to be damaged, obsolete, or otherwise unsaleable is written down to its net realizable value.
     The Company also purchases raw materials, and manufactures finished goods, for certain products prior to the product receiving regulatory approval. The Company reviews these inventories on a case-by-case basis, and records a write-down of the inventory if it becomes probable that regulatory approval will not be obtained or the cost of the inventory will not be recoverable based on other factors.
Property, plant and equipment:
     Property, plant and equipment are recorded at cost. Expenditures for additions, major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to income as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts, with any gain or loss included in net income.
     Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon a market quote, if available, or is based on valuation techniques.
     Interest is capitalized as part of the acquisition cost of major construction and software development projects. No interest was capitalized in 2007 and 2006, and in 2005, $610 of interest costs were capitalized.
     Depreciation is computed using the straight-line method over estimated useful lives, which are generally as follows:

Buildings	30-40 years
Building improvements	10-30 years
Machinery and equipment	2-20 years
Goodwill and Intangible Assets:
     The Company follows SFAS No. 142, “Goodwill and Other Intangible Assets” for all goodwill and intangibles acquired in business combinations. Under SFAS No. 142, all goodwill and certain intangible assets determined to have indefinite lives are not amortized; but, are tested for impairment at least annually. Intangible assets with finite useful lives, such as license and distribution rights, patents and trademarks, are amortized using the straight-line or an activity-based (units of volume) method, over their useful lives, generally 5-20 years, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” See Note 10 for additional detail relating to the Company’s goodwill and other intangible assets.
Foreign currency translation and transactions:
     The assets and liabilities of the Company’s foreign subsidiaries are translated from their respective functional currencies into U.S. Dollars at rates in effect at the balance sheet date. Results of operations are translated using average rates in effect during the year. Foreign currency transaction gains and losses are included in income. Foreign currency translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity.
Derivative Instruments:
     The Company carries its derivative instruments at their fair value on the balance sheet, recognizing changes in the fair value of forward foreign exchange contracts in current period earnings.

     The Company selectively enters into forward foreign exchange contracts to buy and sell certain cash flows in non-functional currencies and hedge certain firm commitments due in foreign currencies. Forward foreign exchange contracts, other than hedges of firm commitments, are accounted for as foreign currency transactions and gains or losses are included in income.
Revenue Recognition:
     Revenues are recognized when title to products and risk of loss are transferred to customers. The Company’s subsidiaries have terms of FOB shipping point where title and risk of loss transfer on shipment. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations.
     Revenue from the launch of a new or significantly unique product, for which the Company is unable to develop the requisite historical data on which to base estimates of returns, due to the uniqueness of the therapeutic area or delivery technology as compared to other products in the Company’s portfolio and in the industry, will be deferred until such time that a reliable estimate can be determined and all of the conditions above are met and when the product has achieved market acceptance, which is typically based on dispensed prescription data and other information obtained during the period following launch.
Stock-based Compensation:
     The Company adopted SFAS No. 123R, “Share-Based Payments,” effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net earnings. Stock-based compensation consists primarily of incentive stock options and restricted stock. Effective in March 2007, the Compensation Committee of the Board of Directors approved the award of equity-related incentives under the Company’s 2003 Omnibus Incentive Compensation Plan, which included a performance-based incentive; “Performance Based Restricted Class A Common Stock” (“Performance-Based Restricted Stock”) awards. The Performance-Based Restricted Stock units awarded in March and May 2007, vest on the date the Company files its Form 10-K for the year ending December 31, 2009. Any Performance-Based Restricted Stock units awarded after May 2007 will vest on the later of the third anniversary of the grant date or the date the Company files its Form 10-K for the year ending December 31, 2009. Effective in January 2008, the Compensation Committee of the Company approved amendments to the Performance-Based Restricted Stock award agreements entered into in 2007 such that the target number of units will vest on the third anniversary of the grant date and a new grant equal to an incremental number of units was granted in January 2008 which will vest in 2010. The fair value of the performance-based restricted stock is being amortized to expense over the requisite service period.
     Stock options are granted to employees at exercise prices equal to the fair market value of the Company’s stock at the dates of grant. Generally, stock options granted to employees vest in 25% increments each year and are fully vested four years from the grant date and have a term of 10 years. The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which generally equals the vesting period.
     Prior to January 1, 2006, the Company accounted for stock options under the intrinsic value method described in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company, applying the intrinsic value method, did not record stock-based compensation cost in net income because the exercise price of its stock options equaled the market price of the underlying stock on the date of grant. The Company elected to utilize the modified prospective transition method for adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS 123, will be recognized in net earnings in the periods after the date of adoption. The Company recognized stock-based compensation expense for stock options for the years ended December 31, 2007 and 2006 in the amounts of $1,777 and $2,383, respectively. The Company also recorded tax-related benefits for the years ended December 31, 2007 and 2006 in the amounts of $569 and $792, respectively.
     SFAS 123R requires the Company to present pro forma information for periods prior to adoption, as if it had accounted for all stock-based compensation under the fair value method of that Statement. For purposes of pro forma disclosure, the estimated fair value of stock options at the date of grant is amortized to expense over the requisite service period, which generally equals the vesting period. The following table illustrates the effect on net earnings and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123R to its stock-based compensation for the period indicated:

Year Ended December 31,	2005

Net income, as reported	$133,769

Add: Stock-based employee compensation expense included in reported net income, net of related tax	4,320

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	8,743

Pro forma net income	$129,346

Earnings per share:
Basic-as reported	$2.55

Basic-pro forma	$2.46

Diluted-as reported	$2.52

Diluted-pro forma	$2.44

Income taxes:
     The provision for income taxes includes federal, state and foreign income taxes currently payable and those deferred because of temporary differences in the basis of assets and liabilities between amounts recorded for financial statement and tax purposes. Deferred taxes are calculated using the liability method as required by SFAS No. 109 “Accounting for Income Taxes.” A valuation allowance is established, as needed, to reduce the carrying value of net deferred tax assets, if realization of such assets is not considered to be “more likely than not.”
     See Note 17 for additional disclosures regarding adjustment to deferred tax asset valuation reserves and the tax impact of distributions made under the provisions of the American Jobs Creation Act of 2004.

Comprehensive Income (loss):
     SFAS No. 130, “Reporting Comprehensive Income” requires foreign currency translation adjustments and certain other items, which were reported separately in stockholders’ equity, to be included in Accumulated Other Comprehensive Income (Loss). Included within Accumulated Other Comprehensive Income (Loss) in 2007, are foreign currency translation adjustments and previously unrecognized actuarial gains and losses as a result of implementing SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” (see Note 14 to the consolidated financial statements). Total comprehensive income (loss) for the years ended 2007, 2006, and 2005 is included in the Statement of Stockholders’ Equity.
     The components of accumulated other comprehensive income (loss) include:

	December 31,
	2007	2006

Cumulative translation adjustment	$73,622	$60,805
Prior service credit not yet recognized in operations	41	159
Actuarial loss not yet recognized in cost, net of tax	(3,342)	(2,724)

	$70,321	$58,240

Segment information:
     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires segment information to be prepared using the “management” approach. The management approach is based on the method that management organizes the segments within the Company for making operating decisions and assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. See Note 23 for further details.
Shipping Costs:
     The Company accounts for shipping costs in selling, general and administrative expenses for purposes of classification within the Consolidated Statement of Operations. These costs for continuing operations were approximately $17,000, $15,000, and $13,000 for the years ended December 31, 2007, 2006, and 2005, respectively.
Research and Development:
     Expenditures for research and development are expensed as incurred. Property and equipment that are acquired or constructed for research and development activities and that have alternate future uses are capitalized and depreciated over their estimated useful lives on a straight-line basis. Upfront and milestone payments made to third parties in connection with agreements with third parties are generally expensed as incurred up to the point of regulatory approval, absent any alternative future uses. Payments made to third parties subsequent to regulatory approval are generally capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in intangibles, net of accumulated amortization.
Software and Development Costs:

     In 2007, 2006, and 2005, the Company capitalized purchased software from third-party vendors and software development costs incurred under the provisions of SOP 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use”. Capitalized costs include only (1) external direct costs of materials and services incurred in developing or obtaining internal use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote substantial time to the internal-use software project, and (3) interest costs incurred, while developing internal-use software. Amortization begins as portions of the projects are completed, ready for their intended purpose and placed in service.
     Research and development costs, business process re-engineering costs, training and computer software maintenance costs are expensed as incurred. Software development costs are being amortized using the straight-line method over the expected life of the projects which are estimated to be five to seven years.
     Capitalized software costs related to the Company’s Enterprise Resource Planning System, net of amortization, through December 31, 2007 and 2006 amounted to approximately $4,403 and $7,404, respectively, and are included in other assets.
Recent Accounting Pronouncements:
     Proposed FASB Staff Position (FSP) number APB 14-a, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, is expected to be discussed by the FASB in the first quarter of 2008. If adopted, it will be effective for companies with fiscal years beginning after December 15, 2007, with retrospective application. Early adoption is not permitted. FSP APB 14-a specifies that issuers of convertible debt instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.
     If FSP number APB 14-a is adopted, the Company’s accounting for its $300,000 Convertible Senior Notes (the “Notes”) will be impacted. The Company is currently evaluating the potential impact; but estimates that implementation would result in an approximately $80,000 reduction in its March 31, 2007 Note balance outstanding, with a corresponding increase in equity. The Company also estimates that if adopted, the 2008 and retrospective 2007 application of the standard would result in increased interest expense of approximately $10,000 and $7,000 for the years ending December 31, 2008 and 2007, respectively.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”) in the United States and will be applied to existing accounting and disclosure requirements in GAAP that are based on fair value. SFAS 157 does not require any new fair value measurements. SFAS 157 emphasizes a “market-based” as opposed to an “entity-specific” measurement perspective, establishes a hierarchy of fair value measurement methods and expands disclosure requirements about fair value measurements including methods and assumptions and the impact on earnings. The Company is evaluating the potential impact of SFAS 157, the proposed effective date of which is fiscal years beginning after November 15, 2008 related to non-financial assets and liabilities, and November 15, 2007 for financial assets and liabilities, and for interim periods within those years.
     In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB

Statement No. 115” (“SFAS 159”). SFAS 159 provides an option to report certain financial assets and liabilities at fair value primarily to reduce the complexity and level of volatility in the accounting for financial instruments resulting from measuring related financial assets and liabilities differently under existing U.S. GAAP. SFAS 159 is effective January 1, 2008. The Company is evaluating the potential impact of SFAS 159.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users, all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009, thus the Company cannot assess the impact the standard will have on its financial statements at this time. Early application of SFAS 141R is prohibited.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51” (“SFAS 160”). SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, and eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 is effective January 1, 2009, and early adoption is prohibited. The Company is evaluating the potential impact of SFAS 160.
3. Discontinued Operations
     Sale of the Generics Business - On December 19, 2005, the Company sold its worldwide human generics pharmaceutical business (the “Generics Business”) to Actavis Group hf (“Actavis”) for cash in the amount of $810,000. The Company recognized a net after-tax gain of $35,259 in 2005.
     Sale of the ParMed Business — On March 31, 2006, the Company completed the sale of its generic pharmaceutical telemarketing distribution business, ParMed Pharmaceuticals Inc. (“ParMed”), for $40,100 in cash. The net after-tax gain on the sale, $19,249, is reported in 2006 results from discontinued operations in the Consolidated Statement of Operations, along with certain adjustments related to the disposal of the Generics Business.
          The results of operations of the Generics Business and ParMed (collectively, the “Discontinued Operations”), for the years ended December 31, 2006 and 2005, are summarized as follows:
Statements of Operations

	Years Ended December 31,
	2006	2005
Total revenues	$17,142	$870,178
Cost of sales	12,030	580,683

Gross profit	5,112	289,495

Operating expenses	2,756	244,853

	Years Ended December 31,
	2006	2005
Operating income	2,356	44,642
Interest expense and amortization of debt issuance cost	—	(423)
Other income (expense), net	—	2,309

Income (loss) from discontinued operations before provision for income taxes	2,356	46,528
Provision for income taxes	825	10,194

Net income from discontinued operations	$1,531	$36,334

Net income from discontinued operations in 2006 includes only the results of operations of ParMed for the three months ended March 31, 2006, prior to its sale on March 31, 2006.
4. Acquisitions and Alliances
     In July 2007, the Company announced it had completed its previously disclosed alliance agreements with Zhejiang Hisun Pharmaceutical Co., Ltd (“Hisun”) that, over the next several years, will enable the Company’s Active Pharmaceutical Ingredients (“API”) business to significantly expand its manufacturing capacity for one of its major active pharmaceutical ingredients, vancomycin, subject to the receipt of required FDA and European regulatory approvals. Since 2006, Alpharma has purchased vancomycin from Hisun pending the completion of the construction and regulatory approval process of a new vancomycin manufacturing facility in Taizhou, China. The new facility, which will be owned and operated by Alpharma, is expected to be completed in 2008. During the year ended December 31, 2007, the Company invested approximately $9,600 in capital expenditures at the Taizhou facility.
     In June 2007, the Company acquired certain assets of Yantai JinHai Pharmaceutical Co. Ltd. (“Yantai”) located in Yantai City, Shandong Province. The Company’s Animal Health (“AH”) business plans to utilize this site to blend products it currently produces in its U.S. facilities and sells in Asia. The purchase of these assets is expected to provide supply chain flexibility, and expand the Company’s regulatory base in Asia. The acquisition includes product registrations that the Company plans to utilize to expand its Asian product offering.
     In April 2007, the Company acquired assets of Shenzhou Tongde Pharmaceutical Co. Ltd (“Tongde”) in Shenzhou City, China. Tongde was a supplier to the Company’s AH business and manufactures and markets zinc bacitracin. Tongde’s 2006 annual sales approximated $5,000. Following the acquisition, the Company continues to support the current customer base of Tongde while also exporting the product to other markets.
     The purchase price for the acquisitions of Yantai and Tongde totaled approximately $6,900.
5. License and Collaboration Agreements
IDEA AG (“IDEA”)
     In October 2007, the Company’s affiliate, Alpharma Ireland Limited (“Alpharma Ireland”), closed on an agreement with IDEA AG (“IDEA”), a privately held biopharmaceutical company with headquarters in Munich, Germany. The agreement provides the Company with an exclusive license to the United States rights to ketoprofen in TRANSFERSOME gel, a prescription topical non-steroidal anti-inflammatory drug (“NSAID”) in Phase III clinical development.

     The terms of the license agreement between Alpharma Ireland and IDEA include a $60,000 payment that was made in connection with the October 2007 closing. The agreement also includes three clinical and regulatory progress milestone payments (“progress milestone payments”) totaling $77,000 that are expected to be paid over the next 12 to 18 months, based upon IDEA’s achievement of contractually-specified conditions. An additional milestone payment of either $45,000 or $65,000 is conditioned on U.S. product approval (with the higher amount dependent upon the achievement of a specified end point in one of the clinical trials).
     IDEA has agreed to pay the costs of specified studies it is undertaking to obtain FDA approval of ketoprofen in TRANSFERSOME gel. Under the terms of the agreement, IDEA has the option, during the period January 1, 2008 to December 31, 2009, to receive a loan of up to $20,000 from Alpharma Ireland in support of its clinical development program. Any outstanding loan amounts will become due and payable by IDEA immediately upon its receipt of both the first and second progress milestone payments, totaling $37,000. All outstanding loan amounts will bear interest at a rate of one month LIBOR plus 1.5% and, if not due earlier, will be due on December 31, 2009. There are no loan amounts currently outstanding.
     The terms of the agreement also include the issuance of two series of stock warrants to IDEA for the purchase of shares of the Company’s Class A common stock. Both series vest only upon FDA approval of the product in the United States. The amount and pricing of the Phase III Milestone (“Series A”) warrants are tied to positive phase III results, and the Form of Approval (“Series B”) warrants are tied to FDA approval. The strike price for the Series A warrants will be determined by applying a 50% premium to the 30 day average stock price immediately preceding the announcement of positive phase III results; with a minimum exercise price per share of $22.50. The strike price for the Series B warrants will be determined by applying a 25% premium to the 30 day average stock price immediately following the FDA approval date; with a minimum exercise price per share of $18.75. For both the Series A and B warrants, the number of shares eligible to be purchased under the warrants will be determined by dividing $50,000 for each series by the respective strike price for each series. Upon vesting at the time of FDA approval, both series of warrants have a term of approximately five years, with a limit of ten years from the date of entering into the agreement. The fair value of these warrants will be recognized upon FDA approval.
     The agreement includes commitments whereby the Company is required to spend pre-determined minimum amounts for the commercialization of the product, (including selling, marketing and medical educational expenses) during the first four years following the product’s launch.
     The agreement also includes the future payment of royalties based on annual net sales applied to a tiered structure. The Company’s royalty payments to IDEA will be calculated starting at 5% of annual net sales of the product up to a maximum royalty rate of 24%, based upon contractually agreed annual net sales levels.
     The license agreement expires upon the later of the expiration of all U.S. patent rights licensed by IDEA to Alpharma Ireland or 2029.
     In connection with the closing in October 2007, Alpharma Ireland paid $60,000 to IDEA, which was recorded as research and development expense, and issued both series of stock warrants. In addition, during the third and fourth quarters of 2007, the Company recorded approximately $2,300 in transaction-related costs.

Institut Biochimique SA (“IBSA”)
     In September 2007, the Company’s affiliate, Alpharma Pharmaceuticals LLC, closed on two license and distribution agreements (the “IBSA License and Distribution Agreements”) with IBSA, a privately-owned, global pharmaceutical company headquartered in Lugano, Switzerland. The agreements have a ten year term, with automatic renewal options, and provide the Company with the exclusive license and distribution rights to market: 1) the FLECTOR Patch and 2) TIROSINT (synthetic levothyroxine sodium) gel capsules, in the United States. The patent-protected FLECTOR Patch, which was approved in the U.S. by the FDA in January 2007, delivers the anti-inflammatory and analgesic effects of patent-protected diclofenac epolamine through a topical patch, and is indicated for the topical treatment of acute pain due to minor strains, sprains, and contusions. TIROSINT was approved by the FDA in October 2006 and is indicated for thyroid hormone replacement therapy.
     The terms of the IBSA License and Distribution Agreements called for a total of $100,000 in upfront payments upon closing. The Company paid IBSA $5,000 of this amount during the second quarter of 2007 and the remaining $95,000 at closing, in September 2007. In addition, on October 3, 2007, in accordance with the terms of the FLECTOR Patch agreement, the Company issued to IBSA a warrant for the purchase of up to one million shares of the Company’s Class A common stock. These stock warrants were issued with a $35 strike price and a three-year term, through August 16, 2010.
     Under the terms of the IBSA License and Distribution Agreements for TIROSINT, as amended, the Company must undertake to launch the TIROSINT gel capsules by January 2009.
     Commercial supply of the FLECTOR Patch will be provided by IBSA, at contractually determined prices, through a manufacturing agreement IBSA has with a Japanese supplier. It is expected that IBSA will supply the TIROSINT product, at contractually determined prices, from its own manufacturing facility.
     The IBSA License and Distribution Agreements include certain annual minimum purchase commitments for both the FLECTOR Patch and TIROSINT gel capsules. The minimum commitments increase each year over the first three years from product launch and remain at year three levels (or, in the case of TIROSINT agreement, at the slightly reduced year four level) for the remaining years of the agreements.
     The $100,000 cash payments to IBSA and transaction-related costs have been capitalized as an addition to intangible assets as of September 30, 2007. The Black-Scholes value of the stock warrants ($1,780) was capitalized in the fourth quarter of 2007 as an addition to intangible assets. These intangible assets will be amortized over the estimated commercial lives of the products, using a sales-activity-based methodology.
6. Earnings Per Share (shares in thousands)
     Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share reflect the dilutive effect of stock options and convertible debt, when appropriate.

     A reconciliation of weighted average shares outstanding for basic to diluted is, as follows:

	For the years ended December 31,
(Shares in thousands)	2007	2006	2005
Average shares outstanding-basic	42,867	53,769	52,526
Stock options	—	452	455

Average shares outstanding-diluted	42,867	54,221	52,981

     The amount of dilution attributable to stock options, determined by the treasury stock method, depends on the average market price of the Company’s common stock for each period. For the years ended December 31, 2007, 2006 and 2005, stock options to purchase 783, 641, and 1,355 shares, respectively, were not included in the diluted EPS calculation because the option price was greater than the average market price of the Class A common shares.
     The numerator for the calculation of basic EPS is Net income (loss) for all periods. The numerator for the calculation of diluted EPS is Net income (loss) plus an add back for interest expense and debt cost amortization, net of income tax effects, related to the convertible notes when applicable. The effects of the 5.75% Convertible Subordinated Notes due 2005 (the “05 Notes”) were not included in the calculation of diluted EPS for the year ended December 31, 2005 because the result was anti-dilutive. On April 1, 2005, the Company repaid the 05 Notes ($9,752 as of March 31, 2005). In addition, the effects of the 3% Convertible Senior Subordinated Notes due 2006 (the “06 Notes”) were not included in the calculation of the diluted EPS for the year ended December 31, 2005 because the result was anti-dilutive. On January 23, 2006, the Company paid off the balance due on the 06 Notes. For the year ended December 31, 2007, stock options to purchase approximately 560 shares were not included in the calculation of diluted EPS due to the Company recording a net loss. In addition, stock warrants issued to IBSA and the effects of the 2.125% Convertible Senior Notes due 2027 (the “Notes”) were not included in the calculation of diluted EPS for the year ended December 31, 2007 because the results were anti-dilutive.
     On December 28, 2006, the Company repurchased all of its outstanding Class B common shares (11,872,897 shares).
7. Accounts Receivable, Net
Accounts receivable, net consists of the following:

	December 31,
	2007	2006
Accounts receivable, trade	$114,244	$97,037
Other	16,589	11,588

	130,833	108,625

Less, allowance for doubtful accounts	587	778

	$130,246	$107,847

The allowance for doubtful accounts for the three years ended December 31, 2007 consists of the following:

	2007	2006	2005
Balance at January 1,	$778	$765	$1,156
Provision for doubtful accounts	135	86	358
Reduction for accounts written off	(357)	1	(550)
Translation and other	31	(74)	(199)

Balance at December 31,	$587	$778	$765

8. Inventories
     Inventories consist of the following:

	December 31,
	2007	2006
Finished product	$67,884	$53,283
Work-in-progress	41,780	37,847
Raw materials	16,299	15,828

Total	$125,963	$106,958

9. Property, Plant and Equipment, Net
     Property, plant and equipment, net consists of the following:

	December 31,
	2007	2006

Land	$5,936	$5,562
Buildings and building improvements	118,111	101,558
Machinery and equipment	361,612	323,682
Construction in-progress	49,507	17,866

	535,166	448,668
Less, accumulated depreciation	251,562	215,221

	$283,604	$233,447

     In connection with the Company’s closing of plant facilities, the assets representing the fair value of Animal Health’s Lowell facility, $3,500 as of December 31, 2007, are being held for sale, and are included in property, plant and equipment.
     Construction in-progress primarily includes outlays for equipment and building improvements for the Company’s API, AH and Pharmaceuticals businesses. These projects are expected to be completed by the end of 2008.
10. Intangible Assets and Goodwill
     Intangible assets consist principally of licenses and products rights, including regulatory and/or marketing approvals by relevant government authorities. All intangible assets are subject to amortization. Annual amortization expense of recorded intangibles for the years 2008 through 2012 is currently estimated to be approximately $22,200, $23,500, $25,800, $28,000 and $29,500, respectively.

     Intangible assets and accumulated amortization are summarized, as follows:

Balance, December 31, 2005	176,083
Additions	2,880
Amortization	(18,983)
Write-off of intangibles on sales and impairments	(367)
Translation adjustment	1,309

Balance, December 31, 2006	$160,922

Additions	105,549
Amortization	(19,575)
Translation adjustment	1,777

Balance, December 31, 2007	$248,673

Accumulated amortization, December 31, 2006	$152,606

Accumulated amortization, December 31, 2007	$172,181

     Included in the additions is $102,041 (which includes $1,780 for stock warrants issued) related to the September 2007 IBSA License and Distribution Agreements for the exclusive license and distribution rights to market the FLECTOR Patch and TIROSINT gel capsules in the United States (See Note 5).
     The changes in the carrying amount of goodwill attributable to the Company’s reportable segments for the years ended December 31, 2007 and 2006 are, as follows:

	Pharmaceuticals	API	AH	Total
Balance December 31, 2005	$113,973	$2,774	$—	116,747

Additions	—	537	—	537
Translation adjustment	—	371	—	371

Balance December 31, 2006	$113,973	$3,682	$—	$117,655

Additions	—	—	1,095	1,095
Translation adjustment	—	403	39	442

Balance December 31, 2007	$113,973	$4,085	$1,134	$119,192

     Additions to goodwill relate to two AH acquisitions in China during 2007 (See Note 4).
     In May 2006, the Company’s API business acquired the remaining 80% of Nippon Dumex for approximately $1,089 resulting in goodwill of $537.
     As required, in the fourth quarter of 2007, the Company performed the required annual test for impairment. The assessment was made in conjunction with the budgeting and long-range planning by each segment. The assessment utilized forecasted cash flows discounted at a rate of 10.5%.

11. Short-Term Debt
     Short-term debt amounted to $11,032 at December 31, 2007, primarily consisting of outstanding borrowings under the Chinese Credit Facility.
12. Long-Term Debt
     In March 2007, the Company issued $300,000 of Convertible Senior Notes, due March 15, 2027 (“the Notes”), with interest payable semi-annually, in arrears, on March 15 and September 15, at a rate of 2.125% per annum. The Notes are unsecured obligations and rank subordinate to all future secured debt and to the indebtedness and other liabilities of the Company’s subsidiaries. The Notes are convertible into shares of the Company’s Class A Common Stock at an initial conversion rate of 30.6725 shares per $1,000 principal amount of the Notes, subject to adjustment. The conversion rate is based on an initial conversion price of $32.60 per share. The maximum number of shares a note-holder may receive as a result of such adjustments is 41.40. The Company may redeem the Notes at its option commencing on or after March 15, 2014. The holders have one day put rights on March 15, 2014, 2017 and 2022, to require the Company to repurchase the Notes at 100% of the principal amount, plus accrued and unpaid interest. Beginning with the period commencing on March 20, 2014 and during any six-month interest period thereafter, the Company will pay contingent interest if the average trading price of the Notes is above a specified level. The net proceeds from the issuance were $292,772 after deducting expenses, and are being used to fund business development transactions and for general corporate purposes. Deferred loan costs in the amount of $7,228 are being amortized over seven years.
     At December 31, 2007 Long-term debt outstanding was $300,000. There was no Long-term debt outstanding at December 31, 2006.
     On October 26, 2005, the Company entered into a five-year, Senior Secured Credit Facility with Bank of America N.A. consisting of a $175,000 asset-based, revolving loan facility and a $35,000 term loan. The Company used $119,122 of this facility to repay and retire the 2001 U.S. Bank Credit Facility in October 2005. The Senior Secured Credit facility was subsequently repaid in full in December 2005 with the proceeds from the sale of the Generics business. The Senior Secured Credit Facility was amended and restated on March 10, 2006 reducing the asset-based, revolving loan facility to $75,000 and canceling the term loan.
     The Senior Secured Credit Facility, which was amended and restated on March 10, 2006, is secured by the accounts receivable, inventory and certain fixed assets of the U.S. subsidiaries of the Company. The amount that is available to the Company to be borrowed is determined monthly based upon the calculation of a Borrowing Base. As of December 31, 2006 and 2007, there were no amounts outstanding under this Facility. The interest rate that the Company would pay on outstanding amounts is based upon a spread over LIBOR or Base Rate. The spread ranges between 1.25% to 2.00% over LIBOR and 0% to 0.50% over the Base Rate. The determination of the spread is based upon the amount of availability under the facility with a lower spread payable based upon greater availability. As long as the Company does not have average availability less than $15,000 over a consecutive 10 day period, there are no financial covenants. In the event that the Company were to breach the availability threshold, the Company would be subject to a minimum Fixed Charge Coverage Ratio of 1:1.
13. Contingent Liabilities and Litigation

     The Company is involved in various legal proceedings, of a nature considered normal to its business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and an amount is reasonably estimable.
     In the opinion of the Company, although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of the Company in connection with the following legal proceedings will not have a material adverse effect on the Company’s financial position but could be material to the results of operations or cash flows in any one accounting period.
Chicken Litter Litigation
     The Company is one of multiple defendants that have been named in several lawsuits which allege that one of its AH products causes chickens to produce manure that contains an arsenical compound which, when used as agricultural fertilizer by chicken farmers, degrades into inorganic arsenic and causes a variety of diseases in the plaintiffs (who allegedly live in close proximity to such farm fields). The Company has provided notice to its insurance carriers and its primary insurance carriers have responded by accepting their obligations to defend or pay the Company’s defense costs, subject to reservation of rights to later reject coverage for these lawsuits. In addition, one of the Company’s carriers has filed a Declaratory Judgment action in state court in which it has sought a ruling concerning the allocation of its coverage obligations to the Company among the Company’s several insurance carriers and, to the extent the Company does not have full insurance coverage, to the Company. In addition, this Declaratory Judgment action requests that the Court rule that certain of the carrier’s policies provide no coverage because certain policy exclusions allegedly operate to limit its coverage obligations under said policies. Furthermore, the Company’s insurance carriers may take the position that some, or all, of the applicable insurance policies contain certain provisions that could limit coverage for future product liability claims arising in connection with such AH product sold on and after December 16, 2003.
     In addition to the potential for personal injury damages to the approximately 152 plaintiffs, the plaintiffs are asking for punitive damages and requesting that the Company be enjoined from the future sale of the product at issue. In September 2006, in the first trial, which was brought by two plaintiffs, the Circuit Court of Washington County, Arkansas, Second Division, entered a jury verdict in favor of the Company. The plaintiffs have appealed the verdict. The court has ruled that future trials are on hold pending the outcome of the appeal. While the Company can give no assurance of the outcome of these matters, it believes that it will be able to continue to present credible scientific evidence that its product is not the cause of any injuries the plaintiffs may have suffered. There is also the possibility of an adverse customer reaction to the allegations in these lawsuits, as well as additional lawsuits in other jurisdictions where the product has been sold. Worldwide sales of this product were approximately $23,100 in 2005, $22,200 in 2006 and $20,400 in 2007.
Brazilian Tax Claims
     The Company is the subject of tax claims by the Brazilian authorities relating to sales and import taxes which aggregate approximately $10,000. The claims relate to the operations of the Company’s AH business in Brazil since 1999. The Company believes it has meritorious defenses and intends to vigorously defend its position against these claims.
European Environmental Regulations

     During 2005, the environmental authorities having jurisdiction over the Copenhagen API manufacturing facility gave the Company notice of revised waste discharge levels. The Company believes it has taken the actions necessary to comply with the requirements, including certain plant alterations and modifications at a cost not material to the Company. The environmental authorities have not confirmed whether the Company’s actions are in compliance with the requirements outlined in the notice.
     In September 2007, the Company paid a reduced criminal fine of $780 in settlement of specified past accidental discharge activities at the Oslo API facility. Separately, in September 2007, the environmental authority having jurisdiction over the Oslo API plant of the Company gave the Company notice that it believes certain ordinary course discharge activities at the facility have not been in compliance with discharge levels permitted under the Company’s permit during that period. The Company has responded to the authority’s request for further information and indicated it believes it has been in compliance with its permit with respect to its ordinary course discharge activities. The environmental authority has procured additional testing and expert opinions that the Company believes support its position that such ordinary course discharge levels are in compliance with the Company’s permit.
     The failure or inability to comply with applicable regulations could result in further criminal or civil actions affecting production at these facilities which could be materially adverse to the Company.
Information Request
     On February 28, 2007, the Company received a subpoena from the U.S. Department of Justice requesting certain documents relating to the marketing of KADIAN. The subpoena did not disclose any allegations underlying this request. The Company is fully cooperating with the U.S. Department of Justice.
FLSA Class Action
     A purported class action lawsuit has been filed with the United States District Court in New Jersey. The complaint alleges that, among other things, (i) over 200 of the Company’s U.S. based Pharmaceuticals sales representatives were denied overtime pay, in violation of state and federal labor laws, by being paid for forty hour weeks even though they worked in excess of fifty-five hours per week, and (ii) that the Company violated federal record-keeping requirements. Based upon the facts as presently known, the Company does not believe that it is likely that the class action will result in liability which would be material to the Company’s financial position. The Company believes it has meritorious defenses and intends to vigorously defend its positions in these lawsuits. Numerous other pharmaceutical companies are defendants in similar lawsuits.
Average Wholesale Price Litigation
     The Company, and in certain instances, Pharmaceuticals, are defendants in various lawsuits in state, city and county courts, based upon allegations that fraudulent Average Wholesale Prices (“AWP”) were reported primarily in connection with KADIAN for varying numbers of years under governmental Medicaid reimbursement programs. The plaintiffs in these cases include state government entities that made Medicaid payments for the drug at issue based on AWP. These lawsuits vary with respect to the particular causes of action and relief sought. The relief sought in these lawsuits includes statutory causes of action including civil penalties and treble damages, common law causes of action, and declaratory and injunctive relief, including, in certain lawsuits, disgorgement of profits. The Company believes it has meritorious defenses and intends to vigorously defend its positions in these lawsuits. Numerous other pharmaceutical companies are defendants in similar lawsuits.
Other Commercial Disputes
     The Company is engaged in disputes with several suppliers, customers and distributors regarding certain obligations with respect to contracts under which the Company obtains raw materials and under which the Company supplies finished products. Given the fact that these disputes will most likely be resolved over more than one year, management does not believe that the disputes in the aggregate will be material to the Company’s financial position. However, they could be material to the Company’s results of operations or cash flows in the period in which resolution occurs.
     Any further responsibilities for substantially all of the material contingent liabilities related to the Generics Business have been transferred to Actavis or entities owned by Actavis, subject to certain representations or warranties made by the Company to Actavis as a part of the transaction to the extent such representations and warranties were incorrect. The Company has retained certain specified liabilities that it believes are not material to the Company and, it is possible that the Company may be held responsible for certain liabilities of the Generics Business transferred to Actavis in the event Actavis fails or is unable to satisfy such liabilities.
Other Litigation
     The Company and its subsidiaries are, from time to time, involved in other litigation arising out of the ordinary course of business. It is the view of management, after consultation with counsel, that the ultimate resolution of all other pending suits on an individual basis should not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
14. Pension Plans and Postretirement Benefits
U.S. (Domestic):
     The Company maintains two qualified noncontributory, defined benefit pension plans covering its U.S. (domestic) employees: the Alpharma Inc. Pension Plan which was frozen effective December 31, 2006 and the previously frozen Faulding Inc. Pension Plan. The benefits payable from these plans are based on years of service and the employee’s highest consecutive five years compensation during the last ten years of service. The Company’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Ideally, the Plan assets will approximate the accumulated benefit obligation (“ABO”). The plan assets are held by two custodians and managed by two investment managers. Plan assets are invested in equities, government securities and bonds. In addition, the Company has unfunded supplemental executive pension plans providing additional benefits to certain employees.
     The Company also has an unfunded postretirement medical and nominal life insurance plan (“postretirement benefits”) covering certain domestic employees who were eligible as of January 1, 1993. The plan has not been extended to any additional employees. Retired eligible employees are required to make premium contributions for coverage as if they were active employees.

     The Company uses a measurement date of December 31 for its pension plans and other postretirement plans.
Benefit Obligations

			Postretirement
	Pension Benefits		Benefits
Change in benefit obligation	2007	2006	2007	2006

Projected benefit obligation (“PBO”) at beginning of year	$47,959	$51,909	$6,965	$4,192
Service cost	—	1,807	98	139
Interest cost	2,908	3,031	384	441
Plan participants’ contributions	—	—	109	99
Actuarial (gain) loss	(1,125)	(2,760)	(344)	2,498
Benefits paid	(1,543)	(2,042)	(464)	(404)
Plan amendments	—	88	—	—
Curtailment	—	(4,385)	—	—
Settlements	1	—	—	—

Special termination benefits	—	311	—	—

PBO at end of year	$48,200	$47,959	$6,748	$6,965

     The accumulated benefit obligation (“ABO”) for the pension plans at December 31, 2007 and 2006, was $48,200 and $47,959, respectively.
     The accumulated health care cost trend rate used to measure the accumulated postretirement benefit obligation at December 31, 2007 was 8.5% grading down ratably to 5.0% at December 31, 2014. A one-percentage-point change in the assumed health care cost trend rate would have had the following effect on the accumulated postretirement benefit:

One-percentage-point
Increase	Decrease
$960	$(799)
Plan Assets

			Postretirement
	Pension Benefits		Benefits
Change in plan assets	2007	2006	2007	2006
Fair value of plan assets at beginning of year	$43,231	$37,997	$—	$—
Actual return on plan assets	2,755	4,260	—	—
Employer contribution	710	3,016	355	305
Plan participant contributions	—	—	109	99
Benefits paid	(1,543)	(2,042)	(464)	(404)

Fair value of plan assets at end of year	$45,153	$43,231	$—	$—

     Employer contributions and benefits paid in the above table for the pension plans primarily reflect amounts contributed directly to, or paid directly from plan assets, respectively.

     The asset allocation for the Faulding Inc. Pension Plan was 76% equities and 24% debt securities at the end of 2007 (Fair Value of Faulding Inc. Pension Plan assets was $8,112). The asset allocation for the Alpharma Inc. Pension Plan at the end of 2007 and 2006, and the target allocation for 2008, by asset category, follows.

	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2008*	2007	2006
Equity securities	40%	39%	82%
Debt securities	60%	31%	17%
Cash equivalents	—	30%	1%
Other	—	—	—

Total	100%	100%	100%

     The investment strategy for pension plan assets is to invest in a diversified, professionally managed portfolio of equity and fixed income investments. Equities are invested across multiple asset classes through the use of actively managed and index mutual funds. Fixed income investments consist of government bonds, high quality corporate bonds and mortgage backed securities.

*	As a result of freezing the pension plan on December 31, 2006, the Company reevaluated its target asset allocation for the Alpharma Inc. Pension Plan in 2007.
Funded Status
     The funded status represents the difference between the projected benefit obligation and the fair value of the plan assets. Below is a reconciliation of the funded status of the benefit plans to the net liability recognized for the years ended December 31, 2007 and 2006. In accordance with the initial implementation of SFAS 158, the funded status of the plans was recognized on the balance sheet at December 31, 2006.

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2007	2006	2007	2006
Funded status	$(3,047)	$(4,728)	$(6,748)	$(6,965)

Net asset/(liability) recognized	$(3,047)	$(4,728)	$(6,748)	$(6,965)

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2007	2006	2007	2006
Prepaid benefit cost	$900	$37	$—	$—
Accrued cost	—	—	—	—
Current liabilities	(61)	(150)	(274)	(314)
Noncurrent liabilities	(3,886)	(4,615)	(6,474)	(6,651)

Net asset/(liability) recognized	$(3,047)	$(4,728)	$(6,748)	$(6,695)

     Amounts recognized in accumulated other comprehensive income at December 31, 2007 and 2006 consist of the following:

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Net actuarial loss (gain)	$(564)	$(73)	$3,634	$4,263
Prior service cost (benefit)	72	80	(188)	(323)

Accumulated other comprehensive income	$(492)	$7	$3,446	$3,940

     At December 31, 2007 and 2006, the projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were, as follows:

	December 31,
	2007	2006

Projected benefit obligation	$(40,988)	$(39,870)

Accumulated benefit obligation	(40,988)	(39,870)
Fair value of plan assets	37,041	35,105

Unfunded accumulated benefit obligation	$(3,947)	$(4,765)

Expected Cash Flows
     Information about expected cash flows for the plans follows:
Employer Contributions

	Pension Benefits	Postretirement Benefits
2008 Expected	$950	$274
     Contributions include benefits expected to be paid from the Company’s assets.
Expected Benefit Payments

		Postretirement
	Pension Benefits	Benefits
2008	$1,078	$274
2009	1,132	283
2010	1,318	335
2011	1,541	360
2012	1,813	367
2013 - 2017	12,713	2,587

Weighted-average assumptions used to	Pension Benefits		Postretirement Benefits
determine obligations as of December 31:	2007	2006	2007	2006

Discount rate	6.25%	6.00%	6.25%	6.00%
Rate of compensation increase	N/A	N/A	N/A	N/A

	Pension Benefits			Postretirement Benefits
	Years ended December 31,			Years ended December 31,
Components of net periodic benefit cost:	2007	2006	2005	2007	2006	2005

Service cost	$—	$1,807	$3,799	$98	$139	$90
Interest cost	2,908	3,031	3,062	384	441	240
Expected return on plan assets	(3,436)	(3,112)	(2,702)	—	—	—
Net amortization of transition obligation	—	—	—	—	—	3
Amortization of prior service (credit)/cost	8	(23)	(67)	(135)	(135)	(125)
Recognized net actuarial (gain) loss	4	308	583	284	441	154
Curtailment (gain)/loss	—	(89)	(150)	—	—	—
Settlement (gain)/loss	45	148	—	—	—	—

Net periodic benefit cost	$(471)	$2,070	$4,525	$631	$886	$362

	Pension Benefits		Postretirement Benefits
Weighted-average assumptions used to determine net cost:	2007	2006	2007	2006
Discount rate	6.00%	5.75%	6.00%	5.75%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	N/A	4.50%	N/A	N/A
The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008 are as follows:

	Pension	Postretirement
Net actuarial loss	$2	$272
Net transition obligation	—	—
Prior service cost (benefit)	8	(135)

Total	$10	$137

     The assumed health care cost trend rate used to measure net periodic benefit cost in 2007 was 8.0%, grading down ratably to 5.0% at December 31, 2013. A one-percentage-point change in the assumed health care cost trend rate would have had the following effect on net periodic benefit cost:

	One-percentage-point
	Increase	Decrease
Service cost & interest cost	$74	$(61)
     The expected rate of return on plan assets was determined by applying the Company’s target asset allocations to long-term historical rates of return, which are compared to the current investment management plan.
     The Company and its domestic subsidiaries also have two defined contribution plans, one qualified and one non-qualified, which allow eligible employees to withhold a fixed percentage of their salary (maximum 75%) and provide for a Company match (maximum 6%) of eligible earnings plus an additional 2% annual employer contribution. The Company’s contributions to these plans were approximately $4,300 in 2007, $1,300 in 2006, and $2,600 in 2005.
     The Company has an unfunded benefit for selected executives (Supplemental Pension Plan) that provides for the payment of benefits upon retirement or death. Accrued costs included in the

Consolidated Balance Sheets as of December 31, 2007 and 2006 are $659 and $655, respectively. Expense charged to operations for the Supplemental Pension Plan during the years ended December 31, 2007, 2006, and 2005 was approximately $4, $620, and $595, respectively.
International:
     The Company’s Norwegian subsidiary has a defined benefit plan which is available to a majority of employees in Norway. At December 31, 2006, the Company froze the plan for most of its employees and established a defined contribution plan. The assets and related obligations for those employees were transferred to an insurance company resulting in a net settlement gain of $7,764. In addition, the Company has an unfunded pension for certain key employees. Pension plan contributions from the Company and the participants are paid to independent trustees and invested in fixed income and equity securities in accordance with local practices. The pension plan information is as follows:
Benefit Obligations

	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$9,187	$37,608
Service cost	487	1,863
Interest cost	445	1,837
Settlement	—	(32,777)
Actuarial (gain)/loss	(7)	(689)
Benefits paid	(1,122)	(1,643)
Translation adjustment	1,453	2,988

Benefit obligation at end of year	$10,443	$9,187

Plan Assets

	2007	2006
Change in plan assets:
Fair value of plan assets at beginning of year	$2,789	$23,930
Actual return on plan assets	156	1,480
Employer contributions	—	2,045
Benefits paid	(192)	(969)
Settlement	—	(24,737)
Actuarial (gain)/loss	(105)	(878)
Translation adjustment	434	1,918

Fair value of plan assets at end of year	$3,082	$2,789

	December 31,
	2007	2006

Funded status	$(7,361)	$(6,398)

Accrued benefit cost (noncurrent liabilities)	$(7,361)	$(6,398)

     At December 31, 2007 and 2006, the projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for pension plans with accumulated benefit obligation in excess of plan assets were as follows:

	2007	2006
End of Year
Projected benefit obligation	$(10,443)	$(9,187)

Accumulated benefit obligation	(9,071)	(7,355)
Fair value of plan assets	3,082	2,789

Unfunded accumulated benefit obligation	(5,989)	$(4,566)

	2007	2006
Weighted-average assumptions at year-end:
Discount rate	4.4%	4.4%
Expected return on plan assets	5.4%	5.4%
Rate of compensation increase	4.0%	4.0%
Net Periodic Cost

	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$487	$1,863	$3,203
Interest cost	445	1,837	2,268
Expected return on plan assets	(156)	(1,480)	(1,587)
Amortization of transition obligation	—	38	87
Amortization of prior service cost	73	111	244
Recognized net actuarial loss	—	—	68

Net periodic benefit cost	$849	$2,369	$4,283

15. Stockholders’ Equity
     Until December 28, 2006, A.L. Industrier ASA (“Industrier”) beneficially owned all of the outstanding shares of the Company’s Class B common stock, or approximately 22% of the Company’s total common stock. Through its ownership of the Class B common stock, Industrier had voting power that provided it with effective control of the Company. On December 28, 2006, the Company purchased 100% (11,872,897 shares) of the outstanding shares of the Company’s Class B common stock from Industrier. Including related fees, the cost of the repurchase was approximately $307,397. Following the Class B share repurchase, control of the Company now rests in the holders of the Class A shares acting by the majority applicable under Delaware law and Company’s charter documents.
     The number of authorized shares of Preferred Stock is 500,000; the number of authorized shares of Class A Common Stock is 75,000,000; and the number of authorized shares of Class B Common Stock is 15,000,000.
A summary of activity in common and treasury stock is as follows:

	2007	2006	2005
Class A Common Stock Issued

Balance, January 1,	43,427,596	42,533,593	41,277,761
Exercise of stock options and other	221,262	774,613	762,067
Restricted stock issued, net of forfeitures	372,023	32,965	245,991
Employee stock purchase plan	101,191	86,425	247,774

Balance, December 31,	44,122,072	43,427,596	42,533,593

	2007	2006	2005
Class B Common Stock Issued

Balance, January 1 and December 31,	11,872,897	11,872,897	11,872,897

Treasury Stock

Balance, January 1,	12,201,555	328,658	328,658
Purchases	—	11,872,897	—

Balance, December 31,	12,201,555	12,201,555	328,658

     During 2007, 2006 and 2005, the Company issued 403,958, 158,545, and 328,490 shares of restricted stock, respectively. Compensation cost for restricted stock is recorded based on the market value on the date of grant. The fair value of restricted stock is charged to Stockholders’ Equity and amortized to expense over the requisite vesting periods. Compensation expense related to restricted stock was $3,848 in 2007, $2,461 in 2006, and $4,320 in 2005. A summary of restricted stock activity is as follows:

	2007	2006

Outstanding awards — beginning of year	784,140	751,175
New awards granted	403,958	158,545
Restricted shares forfeited	(31,935)	(125,580)

Outstanding awards — end of year	1,156,163	784,140

Weighted average market value per share of new awards on award date	$23.68	$27.34

16. Stock-based Compensation
Stock Options
     Prior to May 19, 2003, the Company granted options to key employees to purchase shares of Class A Common Stock under the 1997 Incentive Stock Option and Appreciation Right Plan (the “Plan”). The maximum number of Class A shares available for grant under the Plan was 8,000,000. In addition, the Company had a Non-Employee Director Option Plan (the “Director Plan”) which provided for the issue of up to 350,000 shares of Class A Common stock. The exercise price of options granted under the Plan could not be less than 100% of the fair market value of the Class A Common Stock on the date of the grant. Options granted expired from three to ten years after the grant date. Generally, options were exercisable in annual installments of 25% beginning one year from date of grant. The Plan permitted a cash appreciation right to be granted to certain employees.
     On May 19, 2003, the Company’s stockholders approved the Alpharma Inc. 2003 Omnibus Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan permits stock option grants, stock appreciation rights grants (“SARs”), annual incentive awards, stock grants, restricted stock grants, restricted stock unit grants, performance stock grants, performance units grants, and cash awards. Upon adoption of the Incentive Compensation Plan, no additional options were granted under the previously existing plans (Alpharma Inc. 1997 Stock Option and Appreciation Right Plan and the Alpharma Inc. Non-Employee Director Option Plan)

and all shares reserved under these existing plans were returned to the Company’s supply of authorized but unissued shares, not reserved for any purpose, although outstanding options granted pursuant to the previously existing plans remained outstanding. Upon adoption, the maximum number of Class A shares available for grant under the Incentive Compensation Plan was 4,750,000 and the number of shares that were permitted to be issued for Awards other than stock options or SARS (both with a grant price equal to at least fair market value at date of grant), were not to exceed a total of 2,000,000 shares. Options granted expire from three to ten years after the grant date. Generally, options are exercisable in annual installments of 25% beginning one year from date of grant. If an option holder ceases to be an employee of the Company or its subsidiaries for any reason prior to vesting of any options, all options which are not vested at the date of termination are forfeited. As of December 31, 2007, there were 2,025,907 shares available for future grant under the Incentive Compensation Plan.
     Stock options are granted to employees at exercise prices equal to the fair market value of the Company’s stock at the dates of grant. Generally, stock options granted to employees vest in 25% increments each year and are fully vested four years from the grant date and have a term of 10 years. The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which generally equals the vesting period. Included in selling, general, and administrative expenses on the statement of operations, the Company recognized stock-based compensation expense for stock options for the years ended December 31, 2007 and 2006 in the amounts of $1,777 and $2,383, respectively. The Company also recorded tax-related benefits for the years ended December 31, 2007 and 2006 in the amounts of $569 and $792, respectively.
The Company estimated the fair value, as of the date of grant, of options outstanding in the plan using the Black-Scholes option pricing model, with the following assumptions:

	2007	2006	2005

Expected life (years)	6.25	3.16	3.60
Expected future dividend yield (average)	0.00%	0.65%	1.42%
Expected volatility	30%	60%	56%
     Black-Scholes assumptions for stock options include the expected volatility of the Company’s stock and the expected term of the options. The Company calculates volatility using a weighted average of historical share price volatility. The Company estimates expected life for options by calculating the average of the vesting and expiration periods. The changes in assumptions in 2007 did not have a material effect on results of operations for the year ended December 31, 2007, and reflect the changing profile of the Company since the divestiture of the Generics Business.
     The risk-free interest rates for 2007, 2006 and 2005 were based upon U.S. Treasury instrument rates with maturity approximating the expected term. The weighted average interest rates in 2007, 2006 and 2005 amounted to 4.5%, 4.7%, and 3.8%, respectively. The weighted average fair value per share of options granted during the years ended December 31, 2007, 2006, and 2005 was $9.41, $13.81, and $6.33, respectively.
The table below summarizes the activity of the Plan:

				Weighted
		Weighted		Average
		Average		Remaining
	Options	Exercise	Aggregate Intrinsic	Contractual
	Outstanding	Price	Value	Term
Balance at
December 31, 2004	3,456,860	$20.85	$6,506	5.62
Granted in 2005	203,400	$13.36
Forfeited in 2005	(439,028)	$20,87
Exercised in 2005	(794,239)	$15.69
Balance at
December 31, 2005	2,426,993	$21.90	$20,567	4.37
Granted in 2006	327,495	$28.72
Forfeited in 2006	(687,480)	$26.20
Exercised in 2006	(722,726)	$15.48
Balance at
December 31, 2006	1,344,282	$24.77	$4,759	5.45
Granted in 2007	557,700	$23.87
Forfeited in 2007	(291,827)	$34.17
Exercised in 2007	(221,262)	$16.12
Balance at
December 31, 2007	1,388,893	$22.71	$1,844	7.36
     The total intrinsic value of stock options exercised during the years ended December 31, 2007 and 2006 was approximately $2,000 and $8,600, respectively.

				Weighted
		Weighted		Average
		Average		Remaining
	Options	Exercise	Aggregate Intrinsic	Contractual
	Exercisable	Price	Value	Term

December 31, 2005	1,826,167	$24.00	$12,693	3.50
December 31, 2006	887,676	$25.09	$3,465	3.76
December 31, 2007	569,019	$20.88	$1,437	5.25
     As of December 31, 2007, the total remaining unrecognized compensation cost related to non-vested stock options, net of forfeitures, amounted to $5,374. The total of unrecognized compensation cost related to non-vested restricted stock is $8,662. The weighted average remaining requisite service period of the non-vested stock options was approximately 32 months.
Restricted Stock and Performance Based Restricted Stock
     Compensation for restricted stock is recorded based on the market value of the stock on the grant date. Prior to January 1, 2006, the Company capitalized the full amount of the restricted stock as unearned compensation, with an offset to additional paid-in capital. Effective January 1, 2006, in accordance with SFAS 123R, the Company reversed the unamortized balance of $5,395 against additional paid-in capital. The fair value of restricted stock is amortized to expense over the requisite service period. Amortization expense related to restricted stock amounted to $3,848, $2,461 and $4,320 for the years ended December 31, 2007, 2006 and 2005, respectively.
Performance Units
     The Company’s 2003 Omnibus Incentive Compensation Plan also provided for the issuance of performance units that were valued based on the Company’s Total Shareholder Return as compared to a market index of peer companies and the satisfaction of a free cash flow threshold. Each performance unit had a potential value between zero and $200. In conjunction with the sale of the Generics Business, which made the peer group comparison no longer relevant, the Company froze the performance unit plan effective December 18, 2005. The Company fixed the final payout for each outstanding performance unit at $100 per unit. The value of the performance units, net of forfeitures, was paid out at the end of the plan’s original three year vesting period, December 31, 2007. The total value of performance units outstanding at December 31, 2007 was $2,112, and is fully accrued at December 31, 2007. The Company recognized expense, net of forfeitures, related to performance units for the year ended December 31, 2007 and 2006 in the amount of $779 and $4,501, respectively.
Employee Stock Purchase Plan
     The Company has an Employee Stock Purchase Plan by which eligible employees of the Company may authorize payroll deductions up to 4% of their regular base salary to purchase shares of Class A Common Stock at fair market value. The Company matches these contributions with an additional contribution equal to 50% of the employee’s contribution. Shares are issued on the last day of each calendar quarter. The Company’s contributions to the plan were approximately $800, $700 and $1,400 in 2007, 2006 and 2005, respectively, and are included within operating income.
17. Income Taxes
     U.S. (Domestic) and Foreign income (loss) before taxes were, as follows:

	For the years ended December 31,
	2007	2006	2005
Income (loss) before taxes:
Domestic	$48,374	$49,683	$(10,576)
Foreign	(39,023)	42,826	54,354

	$9,351	$92,509	$43,778

     Taxes on income of foreign subsidiaries are provided at the tax rates applicable to their respective foreign jurisdictions. The provision (benefit) for income taxes consists of the following:

Provision (benefit) for income taxes:
Current
Federal	$809	$(6,661)	$24,333
Foreign	9,444	9,643	11,824
State	(234)	613	2,372

	10,019	3,595	38,529

Deferred
Federal	14,081	24,481	(55,857)
Foreign	(1,844)	3,596	(1,726)
State	676	845	656

	12,913	28,922	(56,927)

Provision (benefit) for income taxes from continuing operations	$22,932	$32,517	$(18,398)

Provision for discontinued operations	—	3,921	10,194

Provision (benefit) for income taxes	$22,932	$36,438	$(8,204)

     A reconciliation of U.S. federal income taxes to the tax provision for continuing operations, follows:

	Years Ended December 31,
	2007	2006	2005

Statutory U.S. federal	$3,273	$32,378	$15,322
State income tax, net of federal tax benefit	287	1,243	1,968
Lower taxes on foreign earnings, net	—	(3,852)	(9,243)
Lower tax benefit on foreign losses, net	8,690	—	—
Tax credits	(2,401)	—	—
Section 965 tax on repatriation	—	—	28,564
Adjustment to Section 965 tax on repatriation	—	(1,327)	—
Change in valuation allowances	3,642	—	(52,121)
Establishment of foreign valuation allowances	7,696	8,766	—
Effect on deferred taxes from reduction in Danish tax rate	(1,058)	—	—
Post-adoption change in FIN 48 reserve	3,776	—	—
Other, net	(973)	(4,691)	(2,888)

Tax provision, continuing operations	$22,932	$32,517	$(18,398)

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2007	2006
Accelerated depreciation and amortization for income tax purposes	$(30,902)	$(27,780)
Difference between inventory valuation methods used for book and tax purposes	349	709
Other	3	(31)

Gross deferred tax liabilities	(30,550)	(27,102)

Accrued liabilities and other reserves	7,803	15,198
Pension liabilities	5,319	5,700
Loss carryforwards and tax credits	86,864	83,264
Deferred compensation, including stock option expense	4,108	2,002
Other	2	2,018

Gross deferred tax assets	104,096	108,182

Deferred tax assets valuation allowance*	(53,186)	(44,557)

Net deferred tax assets	$20,360	$36,523

*	Includes valuation allowance on NOLs and tax credits, as shown in the table below, and other deferred assets.
     The year-over-year increase in the deferred tax assets valuation allowance is attributable to the change in and establishment of foreign valuation allowances, partially offset by valuation allowance decreases, primarily associated with the expiration of state net operating losses.

     Net deferred tax assets include $1,034 and $1,382 for unrecognized loss on pensions, as of December 31, 2007 and 2006, respectively. Included in other comprehensive income was a tax benefit of $348 that the Company recognized in 2007. Deferred tax assets are evaluated quarterly to assess the likelihood of realization which is ultimately dependent upon generating future taxable income prior to the expiration of the net operating loss carryforwards.
     The Company has state loss carryforwards in several states which are available to offset future taxable income. The Company has recognized a deferred tax asset related to these loss carryforwards. Based on analysis of current information, which indicates that it is not more likely than not that the state losses will be realized, a valuation allowance of $19,667 has been established for the tax benefits of these loss carryforwards.
     Gross short-term deferred tax liabilities of $2,800 and $3,334 are included within accrued and deferred income taxes, at December 31, 2007 and 2006, respectively. Long-term deferred income tax liabilities amount to $27,358 and $27,885 at December 31, 2007 and 2006, respectively. Short-term deferred tax assets are included within prepaid expenses and other current assets and, net of valuation allowances, amount to $10,122 and $18,925 at December 31, 2007 and 2006, respectively. Other assets and deferred charges include long-term deferred tax assets, net of valuation allowances, of $40,397 and $48,817 at December 31, 2007 and 2006, respectively.
     The following table summarizes the U.S. federal, state and foreign tax loss and tax credit carryforwards, and the corresponding valuation allowances, as of December 31, 2007:

			Valuation
Description	Gross NOL	Asset	Allowance	Expiration
Federal net operating losses	$78,805	$27,582	$—	2023 to 2025
State net operating losses	363,457	19,667	19,667	2007 to 2027
Foreign net operating losses	145,444	30,408	27,856	2009 to Unlimited
AMT benefit carryforward	N/A	1,303	—	Unlimited
Research credit	N/A	7,904	5,503	2021 to 2027

Total		$86,864	$53,026

     Included in the foreign net operating losses is a $60,000 upfront payment made in 2007 from Alpharma Ireland in connection with its license agreement with IDEA AG. The Company recorded gross deferred tax assets of approximately $7,600 in connection with losses (principally related to this upfront payment) incurred by Alpharma Ireland in 2007. As Alpharma Ireland is a start-up operation for a product in development, the Company has no basis to conclude it is more likely than not that these deferred tax assets will be realized and, accordingly has provided a full valuation allowance for those assets.
     The American Jobs Creation Act of 2004 (the “Act”) provided for a temporary incentive for U.S. corporations to repatriate accumulated income earned outside the U.S. by allowing an 85% dividend-received deduction for certain dividends from controlled foreign corporations. In 2005, the Company repatriated foreign earnings under the Act. The provision for income taxes in 2005 includes approximately $28,600 related to this repatriation.
     At December 31, 2007 the Company had unremitted earnings of approximately $40,000 in foreign subsidiaries for which no provisions for U.S. taxes have been made, because it is expected that these earnings will be reinvested indefinitely.

     The Company and some of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and in various states and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2004. With few exceptions, the Company is no longer subject to examinations by tax authorities for tax years before 2003 for state and local income taxes, and tax years before 2002 for non-U.S. income taxes.
     The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. As a result of its initial adoption of FIN 48, the Company recognized $4,712 as an increase in its accumulated deficit and a non-current liability for unrecognized tax benefits at January 1, 2007. A reconciliation of the gross unrecognized tax benefits is as follows:

Balance at January 1, 2007	$11,416
Additions based on tax positions related to the current year	1,049
Additions for tax positions of prior years	2,727
Reductions for tax positions of prior years	—
Settlements	—
Reductions due to lapse of statute of limitations	—

Balance at December 31, 2007	$15,192

     The gross balance of $15,192 is included in other non-current liabilities at December 31, 2007. The Company recognizes both interest expense and penalties related to the unrecognized tax benefits as part of the related income tax liabilities. During the year ended December 31, 2007, the Company recognized approximately $912 in interest and penalties. The Company had approximately $2,332 and $1,420 for the payment of interest and penalties accrued at December 31, 2007, and 2006, respectively.
     The Company does not expect any significant changes to its current FIN 48 positions that would materially affect the Company’s 2008 cash tax payments or its 2008 effective tax rate.
18. Transactions with A.L. Industrier ASA
     On December 28, 2006, the Company purchased 100% of the outstanding shares of the Company’s Class B common stock from A.L. Industrier thereby making them no longer a related party as defined under the regulations.
     In 2003, the Company had an administrative service agreement whereby the Company provided management services to Industrier. The agreement provided for payment equal to the direct and indirect cost of providing the services subject to a minimum amount. Effective January 1, 2004, the Company and Industrier entered into a new administrative service agreement whereby the Company provided management services and rented space to Industrier. The agreement provided for payment of a fixed yearly fee of approximately $146. Effective January 1, 2005, the Company and Industrier entered into a new administrative service agreement whereby the Company provided limited administrative services to Industrier. The new agreement replaced and reduced amounts due under the previous agreement. The 2005 agreement provided for payment of a fixed yearly fee of approximately $60.
     In connection with the 1994 agreement to purchase Alpharma Oslo, Industrier retained the ownership of the Skøyen manufacturing facility and administrative offices (not including leasehold improvements and manufacturing equipment) and leases it to the Company. The Company is required to pay all expenses related to the operation and maintenance of the facility in addition to nominal rent. The lease has an initial 20-year term and is renewable at the then fair rental value at the option of the Company for four consecutive five year terms.
     In 2002, the Company signed a net lease agreement with Industrier that provides for the leasing of a parking lot at the Skøyen Facility through an initial term of October 2014 with the possibility of four consecutive five-year renewal terms. The annual rental is 2.4 million Norwegian Kroner (approximately $355 at 2006 average exchange rates).
     As required, the above related party transactions were approved by the Company’s Audit and Corporate Governance Committee.
19. Leases
     Rental expense under operating leases for the years ended December 31, 2007, 2006 and 2005 was $3,641, $3,077, and $5,074, respectively. Future minimum lease commitments under non-cancelable operating leases during each of the next five years and thereafter are, as follows:

Years Ending December 31,
2008	2,985
2009	3,379
2010	3,120
2011	3,087
2012	3,116
Thereafter	16,405

$32,092

     Beginning in March 2007, the Company commenced a 10 year operating lease on a new Corporate headquarters facility. This lease was amended in December 2007, and new payments for the occupation of the additional leased space are estimated to commence in June 2008. The Company incurred redundant headquarters lease costs for a period in 2007, while the Company remained at its former headquarters in preparation for the move.
20. Derivatives and Fair Value of Financial Instruments:
     The Company currently uses the following derivative financial instruments for purposes other than trading:

Derivative	Use	Purpose

Forward foreign exchange contracts	Occasional	Entered into selectively to sell or buy cash flows in non-functional currencies.
     At December 31, 2007 and 2006, the Company had forward foreign exchange contracts outstanding with a notional amount of approximately $220,966 and $74,860 respectively. These contracts called for the exchange of Scandinavian and other European currencies and in some cases the U.S. Dollar to meet commitments in or sell cash flows generated in non-functional currencies. All outstanding contracts will expire in 2008 and the unrealized gains and losses are not material. The Company does not account for these transactions as hedges under SFAS 133.

     Counterparties to derivative agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote.
     The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the publicly-traded Convertible Senior Notes, due March 15, 2027, is based on the quotes as of December 31, 2007, as follows:

	Carrying Amount	Fair Value
2.125% Convertible Senior Notes due March 15, 2027	$300,000	$267,852
21. Reorganization, Refocus and other Actions
     In connection with the reorganization and refocus of the Company to improve future operations, severance charges associated with workforce reductions and other facility closure and exit costs have been recorded in prior periods. A summary of liabilities and related activity in 2007 and 2006 for severance- related actions in connection with management’s reorganization and refocus and for other liabilities recorded by the AH segment, which were established for 2002 closure and exit costs, is, as follows:

	Severance		Other Closure and Exit Costs
	2007	2006	2007	2006
Balance, January 1,	$568	$1,277	$3,974	$5,410
Charges, net	—	58	(3,328)	(245)

	568	1,335	646	5,165

Payments	(244)	(809)	(509)	(1,202)

Translation adjustments	40	42	16	11

Balance December 31,	$364	$568	$153	$3,974

     Adjustments recorded during 2007, relate primarily to the resolution of contractual conditions related to facility closings, revisions to facility exit cost estimates, and asset sales related to previously closed AH facilities and were included in asset impairment and other (income) expense in the statement of operations.
     The liabilities for accrued severance as of December 31, 2007 are reflected in accrued expenses. The remaining balances for other closure and exit costs as of December 31, 2007 are included in accrued expenses and primarily relate to contractually required lease obligations and other contractually committed costs associated with facility closures. The Company expects to settle these liabilities in the near future.
22. Supplemental Data
Other assets and deferred charges at December 31 include:

	2007	2006
Deferred tax assets	$40,398	$48,817
Capitalized software cost, net of amortization	5,990	9,253
Deferred borrowing costs, net of amortization	7,057	838
Supplemental savings plan	1,342	2,385
Other	407	381

	$55,194	$61,674

	Years Ended December 31,
	2007	2006	2005

Depreciation expense	$26,763	$23,890	$47,413

Amortization expense	$23,221	$21,860	$43,781

Interest cost incurred:
Interest income	$(15,536)	$(19,328)	$(1,385)
Interest expense	5,233	2,625	46,967
Amortization of loan costs	1,012	250	2,168

Subtotal	(9,291)	(16,453)	47,750
Capitalized interest	—	—	610

Interest cost (earned) incurred	$(9,291)	$(16,453)	$48,360

Asset impairment and other:
Net pension curtailment gain	$—	$(7,542)	$—
(Gain)/loss on sale of Aquatic business	—	(1,922)	—
Legal settlement	(571)	1,100	—
Gain on sale of facility	(3,380)	(469)	—
Severance as a result of reorganization	—	58	1,184
Asset write-offs	381	502	—
Other	42	14	—

	$(3,528)	$(8,259)	$1,184

Other income (expense), net:
Foreign exchange gains (losses), net	$(366)	$296	$2,763
Other, net	(280)	(425)	1,943

	$(646)	$(129)	$4,706

Supplemental cash flow information:

	2007	2006	2005
Cash paid for interest (net of amount capitalized)	$4,270	$5,952	$42,216

Cash paid for income taxes (net of refunds)	$(1,939)	$64,439	$20,293

Other non-cash operating activities (includes discontinued operations):
Goodwill impairment	$—	$—	$815
Fixed asset impairments	2,078	317	624
Gain on sale of facility	—	(469)	—
Inventory impairments	—	—	1,319
Intangible asset impairments	—	395	601
Other non-cash asset write-downs	—	96	88

	$2,078	$339	$3,447

Other non-cash items:
Issuance of stock warrants	$1,780	$—	$—

23. Information Concerning Business Segments and Geographic Operations
     The Company’s businesses are organized in three reportable segments, as follows: Pharmaceuticals (“Pharmaceuticals”), Active Pharmaceuticals Ingredients (“API”), and Animal Health (“AH”). Each business has a segment president who reports to the CEO.
     The operations of each segment are evaluated based on earnings before interest and taxes (operating income). Unallocated costs include corporate expenses for administration, finance, legal and certain unallocated expenses primarily related to stock-based compensation and other long-term incentive compensation, as well as certain costs related to business development activities and the implementation of a company-wide enterprise resource planning system. Segment data includes immaterial inter-segment revenues which are eliminated in the consolidated accounts.
     Geographic revenues represent sales to third parties by country in which the selling legal entity is domiciled. Operating assets directly attributable to business segments are included in identifiable assets (i.e. sum of accounts receivable, inventories, net property, plant and equipment and net intangible assets). Operating assets for Pharmaceuticals do not include manufacturing property, plant and equipment. Cash, prepaid expenses, and other corporate and non-allocated assets are included in unallocated. Discontinued operations include the Generics Business and the ParMed Business. For geographic reporting, long-lived assets include net property, plant and equipment, goodwill, and net intangibles.
     AH revenues for the year ended December 31, 2007 include one product that individually accounts for more than 10% of consolidated revenues; Chlortetracyline ($117,900). Pharmaceuticals revenues for the year ended December 31, 2006 are entirely comprised of KADIAN sales, and account for more than 10% of consolidated revenues. One Pharmaceuticals’ wholesale customer accounts for more than 10% of consolidated revenues.

				Depreciation
	Total	Operating	Identifiable	and	Capital
	Revenue	Income(loss)	Assets	Amortization	Expenditures
2007
Pharmaceuticals(a)	$167,747	$(61,555)	$335,642	$9,004	$9,749
API	187,622	34,031	233,605	15,960	41,094
AH	367,056	72,633	335,014	19,605	9,462
Unallocated & Eliminations	—	(44,403)	383,904	5,415	194
Discontinued Operations	—	—	—	—	—

	$722,425	$706	$1,288,165	$49,984	$60,499

2006
Pharmaceuticals	$138,176	$28,304	$213,687	$8,703	$5,019
API	168,688	51,821	185,314	14,132	18,154
AH	346,931	71,528	330,266	19,258	8,405
Unallocated & Eliminations	33	(56,053)	197,972	3,540	4,470
Discontinued Operations	—	—	—	117	123

	$653,828	$95,600	$927,239	$45,750	$36,171

2005
Pharmaceuticals	$101,579	$23,582	$208,371	$7,963	$907
API	138,355	52,419	139,073	11,100	7,697
AH	325,065	66,279	329,216	18,890	5,090

				Depreciation
	Total	Operating	Identifiable	and	Capital
	Revenue	Income(loss)	Assets	Amortization	Expenditures
Unallocated & Eliminations	(11,382)	(47,469)	929,365	5,874	8,505
Discontinued Operations	—	—	17,358	47,367	16,740

	$553,617	$94,811	$1,623,383	$91,194	$38,939

(a)	Includes an upfront payment of $60,000 to IDEA AG for an exclusive license to the United States rights to ketoprofen in TRANSFERSOME gel.
Geographic Information

	Revenues			Long-lived Identifiable Assets
	2007	2006	2005	2007	2006	2005
United States	$517,077	$484,700	$421,600	$426,236	$331,888	$343,600
Norway	12,103	18,800	10,200	21,788	19,300	19,000
Denmark	59,055	47,300	33,500	106,055	79,700	84,700
Other	134,190	103,028	88,317	97,390	81,136	60,704

	$722,425	$653,828	$553,617	$651,469	$512,024	$508,004

24. Selected Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
2007	Quarter	Quarter	Quarter	Quarter (a)	Full Year
Total Revenue	$168,081	$179,420	$175,798	$199,126	$722,425
Gross Profit	$96,472	$104,253	$98,926	109,726	$409,377
Net income (loss)	$11,975	$13,019	$15,053	$(53,628)	$(13,581)
Income (loss) per share from continuing operations — basic	$0.28	$0.30	$0.35	$(1.24)	$(0.32)

Net income (loss) per share — basic	$0.28	$0.30	$0.35	$(1.24)	$(0.32)

Income (loss) per share from continuing operations — diluted	$0.28	$0.30	$0.35	$(1.24)	$(0.32)

Net income (loss) per share - diluted	$0.28	$0.30	$0.35	$(1.24)	$(0.32)

	First	Second	Third	Fourth
2006	Quarter (b)	Quarter	Quarter	Quarter(c)	Full Year
Total Revenue	$158,980	$159,196	$165,345	$170,307	$653,828
Gross Profit	$96,183	$96,002	$94,506	$95,149	$381,840
Net Income	$33,434	$16,294	$17,012	$15,804	$82,544
Income per share from continuing operations — basic	$0.13	$0.33	$0.32	$0.34	$1.12

Net income per share — basic	$0.62	$0.30	$0.32	$0.29	$1.54

	First	Second	Third	Fourth
2006	Quarter (b)	Quarter	Quarter	Quarter(c)	Full Year
Income per share from continuing operations — diluted	$0.13	$0.32	$0.31	$0.34	$1.11

Net income per share — diluted	$0.62	$0.30	$0.31	$0.29	$1.52

(a)	Includes an upfront payment of $60,000 to IDEA AG for an exclusive license to the United States rights to ketoprofen in TRANSFERSOME gel.

(b)	In the first quarter of 2006, the Company recorded a net gain in Discontinued Operations on the sale of ParMed of $25,263. Also included in the first quarter 2006 results, is a call premium of $18,894 and the write-off of deferred loan costs of $521, associated with the repayment of the Company’s remaining debt in January 2006.

(c)	In the fourth quarter of 2006, the Company recorded a net pre-tax pension curtailment gain of $7.5 million.
25. Subsequent Event
     In February 2008, the Company announced that it has entered into an agreement to sell its API business to certain investment funds managed by 3i, a global private equity and venture capital company, for $395 million in cash. The final purchase price is subject to adjustment based on the closing net cash balance and working capital of the business and is expected to generate net proceeds, after taxes, fees, and expenses, of approximately $365 million.
     There is no financing condition to the obligations of the purchasers to consummate the transaction, and equity and debt commitments for the full purchase price have been received. The Company expects to record a gain on closing of the transaction, which is expected to close in the second quarter of 2008, pending regulatory approvals and other closing conditions. As of December 31, 2007, the API business did not qualify as an asset held for sale, or discontinued operations, as it did not meet the applicable criteria of SFAS 144 as of December 31, 2007.